Exhibit 99.1

Hercules Technology Growth Capital Announces First Quarter 2008 Financial Results and Raises Dividend by 13 percent

- Credit Facility Renewed After the Quarter Close -

- Declared Eleventh Dividend and Increased Dividend to $0.34 per Share -

- Continued Strong and Stable Credit Performance -

PALO ALTO, Calif.--(BUSINESS WIRE)--Hercules Technology Growth Capital, Inc. (NASDAQ:HTGC), the premier specialty finance company providing venture debt and equity to venture capital and private equity backed technology and life science companies at all stages of development, today announced its financial results for the first quarter ended March 31, 2008.

First Quarter 2008 Highlights:

  Revenues of approximately $15.6 million, an increase of approximately $5.9 million or 61% over the comparable period in 2007.
  Net investment income before taxes during the quarter increased by 72% to approximately $9.0 million, compared to approximately $5.2 million in the first quarter of 2007. Net investment income per share was $0.28 for the first quarter of 2008, compared to $0.23 per share in the first quarter of 2007, a 22% increase.
  Taxable income for the quarter was $0.29 per share, excluding approximately $3.0 million or approximately $0.09 per share from net realized gains due to the sale of securities during the quarter.
  Recorded net realized gains of approximately $3.0 million and net unrealized losses of approximately $921,000 on loans, warrants and equity investments. Hercules held warrant positions in 83 portfolio companies at the end of the first quarter of 2008, compared to warrants in 62 companies at the end of the first quarter of 2007.
  Net income grew by 74% to approximately $11.0 million, or $0.34 per share on 32.6 million basic shares outstanding versus approximately $6.3 million, or $0.28 per share on 22.9 million basic shares outstanding for the first quarter of 2007.
  Commitments for the first quarter were approximately $65.3 million, comprised of $65.0 million in debt commitments and approximately $300,000 of equity commitments.

  Fundings in the first quarter totaled approximately $49.8 million. Debt funded in the quarter totaled approximately $49.1 million and equity funding totaled approximately $700,000.

  Increased the quarterly dividend by 13 percent to $0.34 per share. The dividend is payable on June 16, 2008 to shareholders of record as of May 16, 2008.

“I am very proud of what we accomplished in terms of our stable and continued profitable growth in our financial performance during the first quarter of 2008, despite the continued dislocation in both the broader capital and credits markets,” said Manuel Henriquez, CEO of Hercules Technology. “I am particularly pleased with the performance of our team and our continued solid credit performance coupled with our successful liquidity events realized or to be realized by four of our portfolio companies through M&A and IPO’s so far this year. The successful liquidity events of our portfolio companies are a further indication that Hercules continues to identify and build a very promising portfolio of warrants in technology and life sciences companies. These warrant holdings will potentially allow us to harvest additional future returns for our shareholders in the form of short term and/or long term gains.”

“In terms of our originations and given the current state of the markets, we have and expect to continue a very disciplined 'slow and steady,' approach to growth as we further build our portfolio of investments in 2008. We expect to accomplish this by remaining focused and pursuing a thematic investment strategy as the best course of business, as evidenced by our continued solid credit performance and portfolio companies’ successful liquidity events.”

“In addition, subsequent to the quarter close, we renewed and amended our existing credit facilities to better reflect our near term capital needs with both of our existing banks. Given the dramatic changes in the credit markets spread and overall costs specifically related to unused fees on excess capacity of available credit, we have right sized our facility to minimize the potential negative EPS impact to our shareholders related to a larger than necessary credit facility for the near term. We believe we were able to complete these renewals based upon the strength, historical credit performance and quality of our underwriting. Our liquidity position remains very strong with overall leverage of approximately 36.0%, providing us the opportunity to expand our leverage as needed to continue to grow our portfolio. As we anticipate the need to increase our credit lines in the second half of the year, we expect to expand and diversify our credit provider syndicate as a way to further mitigate our existing credit syndicate concentration.”

“Lastly, despite the broader economic slowdown, venture capital investment activities remain at healthy levels, with approximately $7.0 billion of new investments completed during the first quarter of 2008, and while both M&A and IPO activities have certainly been impacted, we continue to see solid liquidity performance from our investment portfolio. Our outlook for liquidity from our existing portfolio via M&A and IPO remains strong, at eight to 10 exit events expected in 2008, four of which we have already announced,” concluded Henriquez.

First Quarter Review and Operating Results

During the quarter, Hercules entered into agreements to provide debt financing totaling approximately $65.0 million and funded a total of approximately $49.1 million in debt investments. In addition, Hercules made equity investments totaling approximately $700,000 during the quarter.

Proceeds from principal repayments were approximately $48.9 million, comprised of normal principal repayments, early repayments and pay downs on working capital lines of credit.

During the first quarter, Hercules recognized $3.0 million of net realized gains from its warrant investments.

As of March 31, 2008, Hercules had unfunded debt commitments of approximately $128.4 million to 24 portfolio companies. Since these commitments may expire without being drawn upon, unfunded commitments do not necessarily represent future cash requirements. In addition, the Company executed non-binding term sheets totaling approximately $90.3 million for proposed future commitments. These proposed investments are subject to completion of the Company’s due diligence and final approval process, as well as the negotiation of definitive documentation with the prospective portfolio companies. Not all non-binding term sheets are expected to close and do not necessarily represent future cash requirements.

Investment Portfolio

The fair value of Hercules’ investment portfolio at quarter-end was approximately $530.8 million, as compared to approximately $342.5 million at the end of the first quarter of 2007.

The fair value of the loan portfolio was approximately $479.9 million compared to a fair value of approximately $322.6 million at the end of the first quarter 2007.

The fair value of the equity portfolio was approximately $26.5 million compared to a fair value of approximately $9.3 million at the end of the first quarter of 2007.

Hercules held warrant positions in 83 portfolio companies, with a fair value of approximately $24.4 million at March 31, 2008, as compared to approximately $10.5 million fair value at March 31, 2007. This represents a 131% increase in the fair value of the warrant portfolio from March 31, 2007 to March 31, 2008. If exercised, these warrant holdings at March 31, 2008 would allow Hercules to invest approximately $51.8 million. However, these warrants may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our warrant holdings.

The effective yield on our debt investments during the quarter was 12.6% which is lower than the preceding quarter yield due to lower interest charges (resulting from the decrease in LIBOR and prime rates) and a decrease in fees related to loan restructurings, acceleration of fee income recognition from early loan repayments and decreases in the yields on our variable rate loans, partially offset by an increase in new loan origination spreads.

The overall weighted average yield to maturity on the Company’s loan portfolio was relatively unchanged at 12.64% as of March 31, 2008, compared to 12.7% at December 31, 2007. The weighted average yield to maturity is computed using interest rates in effect at inception of each of the loans, and include amortization of loan facility fees, commitment fees and market premiums or discounts over the expected life of the debt investments, weighted by their respective costs when averaged and based on the assumption that all contractual loan commitments have been fully funded and held to maturity.

Income Statement

Continued growth of Hercules’ debt investments contributed to a 61% increase in total investment income to approximately $15.6 million during the first quarter of 2008, as compared to approximately $9.7 million in the first quarter of 2007.

Interest expense and loan fees driven by higher borrowing activities were approximately $2.2 million during the first quarter, an increase of 135%, as compared to approximately $952,000 in the same quarter of the previous year. Hercules had a weighted average debt balance outstanding during the quarter of approximately $139.3 million and a weighted average cost of debt of 6.44% at March 31, 2008. Total operating expenses, excluding interest expense and loan fees, for the first quarter of 2008 were approximately $4.4 million, as compared to approximately $3.5 million for the first quarter of 2007. The increase was primarily attributable to office expansion in new markets, and an increase from 29 employees at March 31, 2007 to 45 employees at March 31, 2008, representing an increase of approximately 55%.

Net investment income for the first quarter of 2008 was approximately $9.0 million, which represents an increase of 72%, compared to approximately $5.2 million for the first quarter of 2007. Net investment income on 32.6 million basic shares outstanding, was $0.28 per share in the first quarter of 2008, compared to $0.23 per share in the comparable quarter of 2007 on 22.9 million basic shares outstanding, representing a 22% increase. Net realized gains of approximately $3.0 million recognized during the first quarter were primarily attributed to gains on the sale of our warrants in Rubicon Technology and the gain on our warrant through the acquisition of Compete.

Hercules recorded net unrealized depreciation on investments of approximately $921,000 during the first quarter of 2008.

Dividends

The Company distributed a dividend of $0.30 per share to its shareholders during the quarter. This distribution was the tenth consecutive quarterly dividend paid and brings total distributions to $2.73 per share since its initial public offering in June 2005.

The Board of Directors declared a first quarter dividend of $0.34 per share to be paid in the second quarter. This is a 13 percent increase over the prior quarter’s dividend of $0.30 per share. The dividend will be payable on June 16, 2008 to shareholders of record as of May 16, 2008. This is the Company’s eleventh consecutive dividend declaration since its initial public offering, and will bring the total cumulative dividend declared to date to $3.07 per share.

For 2008, Hercules currently estimates that it will distribute approximately $1.32 in dividends. This estimate takes into account the Company’s expectations for the performance of its business for 2008, and its estimates of operating income, capital gains, net income and taxable income for 2008. The Company’s actual distributions for 2008 may differ from this estimate. The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. The tax attributes of its distributions for the year ended December 31, 2007 were paid 100% from ordinary income. If the Company determined the tax attributes of its distributions year-to-date as of March 31, 2008, approximately $0.30 or 100% would be from ordinary income. However, there can be no certainty to shareholders that this determination is representative of what the tax attributes of its 2008 distributions to shareholders will actually be. The actual tax characteristics of dividends distributed to shareholders will be reported to shareholders annually on a Form 1099-DIV.

Liquidity and Capital Resources

At March 31, 2008, the Company’s net assets were $402.4 million, with a net asset value per share of $12.28 as compared $11.68 per share at the end of the first quarter of 2007.

The Company ended the first quarter with approximately $13.8 million in cash and cash equivalents.

During March 2008, Hercules secured its borrowing rate on $58 million of borrowings under the SBA program at a rate of 6.377%, which is comprised of the interest rate of 5.471% and an annual fee of .906%. Subsequent SBA borrowings will bear interest at an interim rate of LIBOR plus a spread until fixed at the semi-annual meeting of the SBA. The rate becomes fixed at the time of the SBA pooling, which generally occurs in September and March each year and is set to the 10 year treasury rate at that time plus a spread and an annual SBA charge.

Hercules currently has $127.2 million available under the SBA program and had $70.1 million outstanding at March 31, 2008, thus permitting additional borrowings of $57.1 million subject to certain credit and regulatory limitations.

At March 31, 2008, Hercules had $72.9 million outstanding under its $250.0 million credit facility, which represented unused capacity of $177.1 million subject to certain credit limitations.

The Company has an exemptive relief from the SEC that allows it to exclude the SBA borrowings from the 1:1 leverage test imposed on BDCs. Based on Hercules’ existing stockholders’ equity and its SEC exemptive relief for borrowings available under the SBA debenture program, the Company has the potential to leverage its balance sheet in excess of $500 million. This figure assumes Hercules is able to renew and expand its existing credit facilities. The Company had approximately $143.0 million in debt outstanding as of March 31, 2008, representing a leverage ratio of approximately 36.0%.

Portfolio Asset Quality and Diversification

As of March 31, 2008, grading of the debt portfolio, excluding warrants and equity investments, was as follows:

Grade 1 $18.7 million or 3.8% of the total portfolio

Grade 2 $354.0 million or 73.8% of the total portfolio

Grade 3 $98.7 million or 20.6% of the total portfolio

Grade 4 $8.5 million or 1.8% of the total portfolio

Grade 5 None

At March 31, 2008, the weighted average loan grade of the portfolio was 2.21 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.20 as of December 31, 2007. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital.

Hercules’ portfolio diversification as of March 31, 2008 was as follows:

  21.9% in communications and networking companies
  17.0% in drug discovery companies
  12.3% in information services
  9.5% in electronics and computer hardware companies
  8.2% in specialty pharmaceutical companies
  6.5% in software companies
  4.6% in semiconductor companies
  4.3% in drug delivery companies
  3.6% in biotechnology tools companies
  3.2% in Internet companies
  2.6% in therapeutic companies
  2.3% in media/content/info companies
  1.5% in surgical device companies
  1.2% in energy companies
  1.0% in consumer and business product companies
  0.3% % in diagnostic companies

Subsequent Events

On April 22, 2008, GlaxoSmithKline announced that the company has entered into a definitive agreement with Sirtris Pharmaceuticals to acquire the company for approximately $720 million through a cash tender offer of $22.50 per share. The acquisition has been approved by the board of directors of each company and is subject to customary closing conditions, including the tender of at least a majority of Sirtris' shares and clearance under the Hart-Scott-Rodino Antitrust Improvements Act. The parties anticipate that the tender offer will be commenced in early May and close in the second quarter of 2008. Upon the closing of this acquisition, the Company anticipates a realized gain of approximately $2.2 million, or $0.07 per share.

With the closing of the Sirtris transaction, this acquisition would represent the fourth portfolio company to achieve a liquidity event through M&A or IPO activity in 2008.

On May 7, 2008, the Company amended and renewed its Credit Facility with Citibank and Deutsche Bank that provides a borrowing capacity under the facility of $135.0 million.

On May 7, 2008, Gomez, Inc. announced that it has filed a registration statement with the U.S. Securities and Exchange Commission relating to a proposed initial public offering of shares of its common stock.

Conference Call

Hercules has scheduled its 2008 first quarter financial results conference call for May 8, 2008 at 2:00 p.m. PDT (5:00 p.m. EDT). To listen to the call, please dial (719) 325-4911 or (877) 681-3371 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, please dial (719) 457-0820 or (888) 203-1112 and enter passcode 4534350.

The Hercules financial results conference call will be available via a live webcast on the investor relations section of the Hercules website at http://www.HerculesTech.com. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the website for 90 days.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance company providing debt and equity growth capital to technology and life science companies at all stages of development. Founded in December 2003, the company primarily finances privately held companies backed by leading venture capital and private equity firms. Hercules invests in a broad range of ventures active in technology and life science industries and offers a full suite of growth capital products at all levels of the capital structure. The company is headquartered in Palo Alto, Calif. and has additional offices in the Boston, Boulder, San Diego, Columbus and Chicago areas. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital. For more information, please visit www.HTGC.com.

Companies interested in learning more about financing opportunities should contact info@HTGC.com, or call 650.289.3060.

Forward-Looking Statements:

The statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES
(in thousands, except per share data)

	March 31,
	2008	December 31,
	(unaudited)	2007
Assets
Investments:
Non-affiliate investments (cost of $514,464 and $513,106)	$526,516	$525,725
Affiliate investments (cost of $6,344 and $6,344)	4,247	4,247
Total investments, at value (cost of $520,808 and $519,450 respectively)	530,763	529,972
Deferred loan origination revenue	(6,969)	(6,593)
Cash and cash equivalents	13,804	7,856
Interest receivable	6,833	6,387
Other assets	4,513	4,321
Total assets	548,944	541,943

Liabilities
Accounts payable and accrued liabilities	3,560	6,956
Short-term credit facility	72,900	79,200
Long-term SBA Debentures	70,050	55,050
Total liabilities	146,510	141,206
Net assets	$402,434	$400,737

Net assets consist of:
Common stock, par value	$33	$33
Capital in excess of par value	396,623	393,530
Deferred stock compensation	(2,748)	(78)
Unrealized appreciation on investments	9,208	10,129
Accumulated realized gains on investments	3,777	819
Distributions in excess of investment income	(4,459)	(3,696)
Total net assets	$402,434	$400,737

Shares of common stock outstanding ($0.001 par value, 60,000 authorized)	32,768	32,541

Net asset value per share	$12.28	$12.31

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007

Investment income:
Interest	$14,239	$9,036
Fees	1,361	643
Total investment income	15,600	9,679

Operating expenses:
Interest	1,851	686
Loan fees	382	266
General and administrative	1,241	1,308
Employee Compensation:
Compensation and benefits	2,799	1,940
Stock-based compensation	327	254
Total employee compensation	3,126	2,194
Total operating expenses	6,600	4,454

Net investment income	9,000	5,225

Net realized gain on investments	2,958	290
Net (decrease) increase in unrealized appreciation on investments	(921)	816

Net realized and unrealized gain	2,037	1,106
Net increase in net assets resulting from operations	$11,037	$6,331

Net investment income before investment gains and losses per common share:
Basic	$0.28	$0.23
Diluted	$0.28	$0.23

Change in net assets per common share:
Basic	$0.34	$0.28
Diluted	$0.34	$0.27

Weighted average shares outstanding
Basic	32,629	22,871
Diluted	32,639	23,120

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650-289-3060 HT-HN
info@htgc.com
Sally Borg, 650-289-3066
sborg@htgc.com